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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                               REALNETWORKS, INC.,

                           VARSITY ACQUISITION CORP.,

                                  NETZIP, INC.,

                      CERTAIN SHAREHOLDERS OF NETZIP, INC.

                  AND WITH RESPECT TO ARTICLES VII AND IX ONLY

            CHASEMELLON SHAREHOLDER SERVICES, L.L.C., AS ESCROW AGENT

                                       AND

                               BORIS JERKUNICA, AS
                           SHAREHOLDER REPRESENTATIVE





                          Dated as of January 25, 2000





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

                                TABLE OF CONTENTS



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
ARTICLE I THE MERGER..................................................................................................1

         1.1      The Merger..........................................................................................1
         1.2      Effective Time; Closing.............................................................................2
         1.3      Effect of the Merger................................................................................2
         1.4      Articles of Incorporation; Bylaws...................................................................2
         1.5      Directors and Officers..............................................................................2
         1.6      Effect on Capital Stock.............................................................................2
         1.7      Dissenting Shares...................................................................................5
         1.8      Surrender of Certificates...........................................................................6
         1.9      No Further Ownership Rights in Company Common Stock.................................................7
         1.10     Lost, Stolen or Destroyed Certificates..............................................................7
         1.11     Tax and Accounting Consequences.....................................................................8
         1.12     Taking of Necessary Action; Further Action..........................................................8
         1.13     Securities Act Compliance; Registration.............................................................8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY AND  PRINCIPAL SHAREHOLDERS......................................9

         2.1      Organization and Qualification; Subsidiaries........................................................9
         2.2      Articles of Incorporation and Bylaws...............................................................10
         2.3      Capitalization.....................................................................................10
         2.4      Authority Relative to this Agreement...............................................................12
         2.5      No Conflict; Required Filings and Consents.........................................................12
         2.6      Compliance; Permits................................................................................13
         2.7      Financial Statements...............................................................................13
         2.8      No Undisclosed Liabilities.........................................................................14
         2.9      Absence of Certain Changes or Events...............................................................14
         2.10     Absence of Litigation..............................................................................17
         2.11     Employee Benefit Plans.............................................................................17
         2.12     Labor Matters......................................................................................20
         2.13     Restrictions on Business Activities................................................................20
         2.14     Title to Property..................................................................................21
         2.15     Taxes..............................................................................................21
         2.16     Environmental Matters..............................................................................23
         2.17     Brokers............................................................................................24
         2.18     Intellectual Property..............................................................................24
         2.19     Agreements, Contracts and Commitments..............................................................29
         2.20     Insurance..........................................................................................31
         2.21     Certain Business Relationships with the Company....................................................31
         2.22     Employees..........................................................................................31
         2.23     Notes and Accounts Receivable......................................................................32
         2.24     Product Warranty...................................................................................32
         2.25     Board Approval.....................................................................................32



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

                                TABLE OF CONTENTS
                                   (CONTINUED)



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         2.26     Vote Required......................................................................................32
         2.27     State Takeover Statutes............................................................................32
         2.28     Complete Copies of Materials.......................................................................32
         2.29     Hart-Scott-Rodino Representations..................................................................32
         2.30     Termination of Certain Agreements..................................................................33
         2.31     Representations Complete...........................................................................33

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..................................................34

         3.1      Organization and Qualification; Subsidiaries.......................................................34
         3.2      Certificate of Incorporation and Bylaws............................................................34
         3.3      Capitalization.....................................................................................34
         3.4      Authority Relative to this Agreement...............................................................35
         3.5      No Conflict; Required Filings and Consents.........................................................35
         3.6      SEC Filings; Financial Statements..................................................................36
         3.7      Brokers............................................................................................36
         3.8      Board Approval.....................................................................................36
         3.9      No Plan or Intention to Take Certain Actions.......................................................36

ARTICLE IV [RESERVED]................................................................................................37


ARTICLE V ADDITIONAL AGREEMENTS......................................................................................37

         5.1      Public Disclosure..................................................................................37
         5.2      Stock Options and Employee Benefits................................................................37
         5.3      Registration Statement on Form S-3.................................................................38
         5.4      Post Closing Covenants.............................................................................38

ARTICLE VI CLOSING DELIVERABLES......................................................................................38

         6.1      Items to Be Delivered to the Company and the Shareholders' Representative..........................38
         6.2      Items to Be Delivered to Parent and Merger Sub.....................................................39

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW.......................................................42

         7.1      Survival of Representations, Warranties and Covenants..............................................42
         7.2      Indemnification....................................................................................42
         7.3      Escrow Arrangements................................................................................47
         7.4      Shareholder Representative.........................................................................53

ARTICLE VIII AMENDMENT AND WAIVER....................................................................................54

         8.1      Amendment..........................................................................................54
         8.2      Extension; Waiver..................................................................................54

ARTICLE IX GENERAL PROVISIONS........................................................................................54

         9.1      Notices............................................................................................54
         9.2      Interpretation; Definitions........................................................................56
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

                                TABLE OF CONTENTS
                                   (CONTINUED)



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         9.3      Counterparts.......................................................................................57
         9.4      Entire Agreement; Third Party Beneficiaries........................................................57
         9.5      Severability.......................................................................................57
         9.6      Other Remedies; Specific Performance...............................................................57
         9.7      Governing Law......................................................................................57
         9.8      Rules of Construction..............................................................................58
         9.9      Assignment.........................................................................................58


                                INDEX OF EXHIBITS



EXHIBIT A         Special Escrow Claims

                  Schedule A-1     Committed Employees

EXHIBIT B         Escrow Contributors

EXHIBIT C         Form of Designation of Registration Rights

EXHIBIT D         Form of Legal Opinion of Morris, Manning & Martin, LLP

EXHIBIT E-1       Form of Offer Letter

EXHIBIT E-2       Form of Non-Competition Agreement

EXHIBIT E-3       Form of Employee Development and Confidentiality Agreement

EXHIBIT F         Form of Release

EXHIBIT G         Form of Stock Restriction Agreement

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of January 25, 2000, among RealNetworks, Inc., a Washington corporation ("PARENT"), Varsity Acquisition Corp., a Georgia corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), NetZip, Inc., a Georgia corporation ("COMPANY"), John Dancu, Boris Jerkunica, Phil Hill, James Knaack, Thomas Daly and Douglas Hadaway (each of Messrs. Dancu, Jerkunica, Hill, Knaack, Daly and Hadaway are referred to separately herein as a "PRINCIPAL SHAREHOLDER" and collectively as the "PRINCIPAL SHAREHOLDERS") and, with respect to Articles VII and IX only, ChaseMellon Shareholder Services, L.L.C., as Escrow Agent (the "ESCROW AGENT"), and Boris Jerkunica, as Shareholder Representative (the "SHAREHOLDER REPRESENTATIVE".). Parent, Company, Merger Sub and each Principal Shareholder are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES".


                                    RECITALS

         A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Georgia Business Corporation Code ("GEORGIA LAW"), Parent and Company intend to enter into a business combination transaction.

         B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders, (ii) has approved and declared advisable this Agreement, and has approved the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

         C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Georgia Law, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of Merger

Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

         1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Georgia in accordance with the relevant provisions of Georgia Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Merger and Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 5300 Carillon Point, Kirkland, Washington on the date hereof, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Georgia Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Articles of Incorporation; Bylaws.

             (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "NETZIP, INC."

             (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

         1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

             (a) Conversion of Company Common Stock. Each share of Common Stock, no par value per share, of Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined in Section 1.7(a)) and any shares of Company Common Stock to be canceled pursuant to Section 1.6(c), will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive that number of shares of Common Stock, $0.001 par value per share, of Parent (the "PARENT COMMON STOCK") equal to the Exchange Ratio upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. The "EXCHANGE RATIO" shall equal the quotient of (i) 1,708,843 shares of Parent Common Stock divided by (ii) the Fully Diluted Number of Shares of Company Common Stock. The "FULLY DILUTED NUMBER OF SHARES OF COMPANY COMMON STOCK" means the number of shares of Company Common Stock issued and outstanding immediately before the Effective Time, assuming each Company stock option and warrant outstanding immediately before the Effective Time is deemed exercised and converted into the number of shares of Company Common Stock subject to such stock option or warrant. "RN STOCK PRICE" means $131.668.

             (b) Escrow. There shall be held in escrow (the "ESCROW AMOUNT") pursuant to Article VII of this Agreement a number of shares of Parent Common Stock and shares of Parent Common Stock reserved for issuance upon exercise of Replacement Options (as defined in Section 5.2) which have an aggregate value of $22,500,000 (the "INITIAL ESCROW VALUE") (with the shares of Parent Common Stock being valued at the RN Stock Price and the shares of Common Stock issuable upon exercise of Replacement Options ("RESERVED OPTION SHARES") being valued at the RN Stock Price less the exercise price applicable to each such share). The shares of Parent Common Stock and Reserved Option Shares that are included within the Escrow Amount (the "ESCROW SHARES") shall be contributed by the holders of Company Common Stock and holders of Company Stock Options listed on Exhibit B (the "ESCROW CONTRIBUTORS"). Each Escrow Contributor shall contribute to the Escrow Amount a number of shares of Parent Common Stock equal to his or her respective Allocable Share of the Initial Escrow Value (as defined below) divided by the RN Stock Price; provided, however, that to the extent that the product of the number of shares of Parent Common Stock issuable to an Escrow Contributor at the Effective Time pursuant to Section 1.6(a) times the RN Stock Price is less than such Escrow Contributor's Allocable Share of the Initial Escrow Amount (such difference, the "ESCROW VALUE DIFFERENCE"), such Escrow Contributor shall contribute to the Escrow Amount a number of Reserved Option Shares such that the aggregate Option Value (as defined below) of such Reserved Option Shares equals the Escrow Value Difference. The Escrow Amount shall be held in escrow to compensate Parent and its affiliates (including the Surviving Corporation) for any "Losses" (as defined in Section 7.2 hereof) which are determined to be incurred by Parent in connection with this Agreement and the transactions contemplated hereby and to secure claims made by Parent and Merger Sub pursuant to the Special Escrow Claims provisions of Exhibit A attached hereto. Exhibit B attached hereto shall set forth, for reference purposes only, with respect to each Escrow Contributor: (i) their respective Allocable Shares, (ii) their respective Allocable Shares of the Initial Escrow Value and (iii) the Escrow Shares to be contributed to the Escrow Amount by each Escrow Contributor, as determined pursuant to the terms of this Section 1.6(b); provided that, in the event of any discrepancy between the provisions of this Section 1.6(b) and the numbers set forth on Exhibit B, this Section 1.6(b) shall control. With respect to each Escrow Contributor who executes a Stock Restriction Agreement in the form attached hereto as Exhibit G pursuant to Section 6.2(k) (the "STOCK RESTRICTION AGREEMENTS"), (X) the Escrow Shares which such Escrow Contributor contributes to the Escrow Amount shall be deemed to be composed of shares which are subject to divestment or repurchase under the Stock Restriction Agreement ("RESTRICTED SHARES") and those which are not so subject to divestment or repurchase ("UNRESTRICTED SHARES") in the same proportions as all of the shares to be issued to such Escrow Contributor upon Closing pursuant to Section 1.6(a) of this Agreement are composed of Restricted Shares and Unrestricted Shares, and
(Y) the application of the release of the restrictions provided for in the Stock Restriction Agreement shall be allocated between such shareholder's shares of Parent Common Stock which are Restricted Shares included in the Escrow Amount and Restricted Shares that are not included in the Escrow Amount in the same proportions as the total number of shares of Parent Common Stock issued to such shareholder pursuant to this Agreement were at the Closing allocated between those that are included in the Escrow Amount and those that are not, all as reflected on Exhibit B (for example, if an Escrow Contributor contributed to the Escrow Amount 10% of the total number of shares of Parent Common Stock which were issued to such Escrow Contributor on the Closing Date pursuant to Section 1.6(a) of this Agreement, and a number of such Escrow Contributor's Restricted Shares were to become Unrestricted Shares on a particular date, 10% of such shares to become Unrestricted Shares would be deemed to be Restricted Shares included in the Escrow Amount and 90% shall be deemed to be Restricted Shares not included in the Escrow Amount).

         "ALLOCABLE SHARE" shall mean, with respect to an Escrow Contributor, the ratio of (A) the number of shares of Parent Common Stock to be issued to such Escrow Contributor plus, with respect to Douglas Hadaway the number of shares of Reserve Option Shares issuable upon exercise of the Replacement Options to be issued to Mr. Hadaway at the Effective Time, divided by (B) the aggregate number of shares of Parent Common Stock to be issued to all Escrow Contributors, plus, with respect to Douglas Hadaway the number of shares of Reserve Option Shares issuable upon exercise of the Replacement Options to be issued to Mr. Hadaway at the Effective Time. "ALLOCABLE SHARE OF INITIAL ESCROW VALUE" shall mean, with respect to an Escrow Contributor, the product of their respective Allocable Share times the Initial Escrow Value. The "OPTION VALUE" of a Reserved Option Share is equal to the RN Stock Price less the exercise price payable with respect to such Reserved Option Share.

             (c) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

             (d) Stock Options. At the Effective Time, all options to purchase Company Common Stock outstanding under Company's Stock Incentive Plan, as amended (the "COMPANY OPTION PLAN" and each such outstanding option granted thereunder, a "COMPANY STOCK OPTION"), shall be replaced by Parent in accordance with Section 5.2 hereof; provided, however, that all other equity-based awards ("COMPANY AWARDS"), whether or not granted under the Company Option Plan, that are not Company Stock Options and have not been exercised prior to the Effective Time, and the Company Option Plan and all other plans providing for the grant of Company Awards will be cancelled and terminated at the Effective Time.

             (e) Capital Stock of Merger Sub. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

             (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

             (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the RN Stock Price.

         1.7 Dissenting Shares.

             (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised dissenters' rights for such shares in accordance with Georgia Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING Shares"), shall not be converted into or represent a right to receive Merger Consideration, but the holder thereof shall only be entitled to such rights as are provided by Georgia Law.

             (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under Georgia Law, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in
Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.

             (c) Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Georgia Law; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

         1.8 Surrender of Certificates.

             (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

             (b) Parent to Provide Common Stock. At Closing, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.8(d).

             (c) Exchange Procedures. At Closing, Parent shall cause the Exchange Agent to deliver to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to
Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d).

             (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(g) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

             (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

             (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

             (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Section 1.6(g) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.11 Tax and Accounting Consequences.

              (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

              (b) It is intended by the parties hereto that the Merger shall be treated as a purchase for accounting purposes.

         1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the current officers and directors of Company and Merger Sub will take all such lawful and necessary action.

         1.13 Securities Act Compliance; Registration. Securities Act
Exemption. The Parent Common Stock to be issued pursuant to this Agreement initially will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof. Prior to the Closing Date, each of the Company's shareholders shall have provided Parent such representations, warranties, certifications and additional information as Parent may reasonably request to ensure the availability of such exemptions from the registration requirements of the Securities Act.

              (a) Stock Restrictions. In addition to any legend imposed by applicable state securities laws or by any contract which continues in effect after the Effective Time, the certificates representing the shares of Parent Common Stock issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Parent's transfer agent), stating substantially as follows:

              THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED EXCEPT IN COMPLIANCE WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH

              REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

              (b) The Company Shareholders' Restrictions Regarding Securities Law Matters

         Each shareholder of the Company, by virtue of the Merger and the conversion into Parent Common Stock of the Company Common Stock held by such shareholder, shall be bound by the following provisions:

                  (i) Such shareholder will not offer, sell, or otherwise dispose of any shares of Parent Common Stock except in compliance with the Securities Act and the rules and regulations thereunder.

                  (ii) Such shareholder will not sell, transfer or otherwise dispose of any shares of Parent Common Stock unless (i) such sale, transfer or other disposition is within the limitations of and in compliance with Rule 144 promulgated by the SEC under the Securities Act and the shareholder furnishes Parent with reasonable proof of compliance with such Rule, (ii) in the opinion of counsel, reasonably satisfactory to Parent and its counsel, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer, or other disposition of Parent Common Stock or (iii) the offer and sale of Parent Common Stock is registered under the Securities Act.

              (c) Registration Rights. Parent agrees that the shareholders of the Company receiving Parent Common Stock in the Merger shall be entitled to the registration rights set forth in the Declaration of Registration Rights to be delivered by Parent at Closing in substantially the form attached hereto as Exhibit C (the "Declaration of Registration Rights").


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF COMPANY AND
                             PRINCIPAL SHAREHOLDERS

         As of the date hereof and as of the Closing Date, each of Company and each Principal Shareholder, severally and not jointly, hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation including by cross reference supplied by Company and the Principal Shareholders to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "COMPANY SCHEDULE"), as follows:

         2.1 Organization and Qualification; Subsidiaries.

             (a) Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, be material to the Company. Each of Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, be material to the Company.

             (b) Company has no subsidiaries except for the corporations identified in Section 2.1(b) of the Company Schedule. Neither Company nor any of its subsidiaries has agreed nor is obligated to make nor be bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "CONTRACT") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

         2.2 Articles of Incorporation and Bylaws. Company has previously furnished to Parent a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date (together, the "COMPANY CHARTER DOCUMENTS"). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents.

         2.3 Capitalization.

             (a) The authorized capital stock of Company consists of 10,000,000 shares of Company Common Stock, $0.01 par value per share. Immediately prior to the Closing, (i) 4,535,681 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held in treasury by Company or by subsidiaries of Company; (iii) 630,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company Option Plan; (iv) 374,159 shares of Company Common Stock were available for future grant under the Company Option Plan; and (v) no shares of Company Common Stock were reserved for future issuance upon conversion of warrants of the Company. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option (as defined in Section 1.6(d)) and Company Award (including without limitation options under the Director Option Plan) outstanding as of the date of this Agreement: (i) the name and address of the optionee or Company Award grantee; (ii) the particular plan pursuant to which such Company Stock Option or Company Award was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option or Company Award; (iv) the exercise price of such Company Stock Option or Company Award; (v) the date on which such Company Stock Option or Company Award was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Company Stock Option or Company Award expires. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options or Company Award that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options or other agreements evidencing such Company Awards. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed on Section 2.3(a) of the Company Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option or Company Award as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options and Company Award, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and
(ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments. Section 1.6 (a) of the Company Schedule sets forth the following information with respect to each holder (immediately prior to the Effective Time) of Company Common Stock: (i) the name and address of the holder;
(ii) the number of shares of Company Common Stock held and (iii) the product of the number of shares of Company Common Stock held and the Exchange Ratio.

             (b) Except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements or interferences (collectively, "LIENS") and all options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(a) there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Shareholder Agreements and except as specified on Section 2.3(b) of the Company Schedule, no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of the Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

         2.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the shareholders of Company of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with its terms.

         2.5 No Conflict; Required Filings and Consents.

             (a) Except as specified on Section 2.5(a) of the Company Schedule, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company shall not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's subsidiaries, (ii) subject to obtaining the approval of Company's shareholders of the Merger and compliance with the requirements set forth in
Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected; provided that if any consents, waivers or approvals are required to avoid the consequences noted in (iii), such consents, waivers and approvals are listed on Section 2.5(a) of the Company Schedule along with an indication of whether such consents, waivers or approvals have been obtained..

             (b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "GOVERNMENTAL ENTITY"), except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities laws ("BLUE SKY LAWS"), and the filing and recordation of the Certificate of Merger as required by Georgia Law and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not be material to the Company or Parent or have a Material Adverse Effect on the parties hereto, prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

         2.6 Compliance; Permits.

             (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Company, threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries.

             (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Company and its subsidiaries taken as a whole (collectively, the "COMPANY PERMITS"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

         2.7 Financial Statements.

         The Company has provided to Parent its audited balance sheets as of December 31, 1996, 1997 and 1998 and its audited statements of operations, statements of shareholders' equity and statements of cash flows for the period from October 22, 1996 to December 31, 1996 and the twelve (12) month periods ended December 31, 1997 and 1998 (collectively, the "AUDITED FINANCIAL STATEMENTS"). The Company has provided to Parent its unaudited balance sheets as of the end of each month during the year ended December 31, 1999 and its unaudited statements of operations for each of the one month periods in the year ended December 31, 1999 (the "MONTHLY FINANCIAL STATEMENTS"). The Company has also provided to Parent its unaudited balance sheets as of December 31, 1999 (the "MOST RECENT BALANCE SHEET") and its unaudited statement of operations for the twelve month period ended December 31, 1999 (the "MOST RECENT INCOME STATEMENT", together with the Most Recent Balance Sheet and the Audited Financial Statements, collectively, the

"FINANCIAL STATEMENTS"). Each of the Financial Statements other than the Monthly Financial Statements was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes and other presentation items that may be required by GAAP). Each of the Financial Statements fairly presents the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the Monthly Financial Statements do not include statements of cash flows and were or are subject to normal adjustments which were not or are not expected to be, individually or in the aggregate, material in amount, and except that they contain no provision for income taxes and except for adjustments relating to the merger of Netzip, LLC with and into the Company.

         2.8 No Undisclosed Liabilities. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company's unaudited balance sheet as of December 31, 1999 or (ii) liabilities incurred since December 31, 1999 in the Ordinary Course of Business, none of which is individually or in the aggregate are material to the business, results of operations, financial condition or prospects of Company and its subsidiaries, taken as a whole.

         2.9 Absence of Certain Changes or Events. Since December 31, 1999, except as disclosed on Section 2.4 of the Company Schedule:

             (a) there has not been any Material Adverse Effect on Company,

             (b) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,

             (c) there has not been any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock,

             (d) there has not been any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation to non-officer employees in the Ordinary Course of Business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made to non-officer employees in the Ordinary Course of Business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby,

             (e) neither the Company or any of its subsidiaries has entered into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19)

             (f) there has not been any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or

             (g) there has not been any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the Ordinary Course of Business

             (h) neither the Company nor any subsidiary has sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business (as defined below);

             (i) neither the Company nor any subsidiary has entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "Company Agreement") or extended or modified the terms of any Company Agreement which (i) involves the payment of greater than $25,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of the Company other than in the Ordinary Course of Business, (iii) involves the sale of any material assets, or (iv) involves any license of any Company Intellectual Property;

             (j) no party (including the Company) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which the Company is a party or by which it is bound and the Company has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

             (k) none of the assets of the Company, tangible or intangible, has become subject to any Lien;

             (l) the Company has not made any capital expenditures except in the Ordinary Course of Business and not exceeding $25,000 in the aggregate of all such capital expenditures;

             (m) the Company has not made any capital investment in, or any loan to, any other person;

             (n) the Company has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness;

             (o) neither the Company nor any subsidiary has granted any license or sublicense of any rights under or with respect to any Company Intellectual Property (as defined below);

             (p) there has been no change made or authorized in the Certificate of Incorporation or bylaws of the Company;

             (q) there has not been (i) any change in the Company's authorized or issued capital stock, (ii) any grant of any stock option or right to purchase shares of capital stock of the Company, (iii) the issuance of any security convertible into such capital stock, (iv) the grant of any registration rights,
(v) any purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock or (vi) any declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

             (r) neither the Company nor any subsidiary has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $25,000 in the aggregate of all such damage, destruction and losses;

             (s) the Company has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of communications, customer access, supplies or utility services;

             (t) neither the Company nor any subsidiary has made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $25,000 to, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

             (u) neither the Company nor any subsidiary has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

             (v) the Company has not granted any increase in the compensation or fringe benefits of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

             (w) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Plan (as defined below));

             (x) the Company has not made any other change in employment terms for any of its directors or officers, and the Company has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

             (y) the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or partners;

             (z) the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

             (aa) the Company has not received notice and does not have knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

              (bb) the Company has not changed any of the accounting principles followed by it or the method of applying such principles;

              (cc) the Company has not made a change in any of its banking or safe deposit arrangements;

              (dd) neither the Company nor any subsidiary has entered into any transaction other than in the Ordinary Course of Business; and.

              (ee) neither the Company nor any subsidiary has become obligated to do any of the foregoing.

         2.10 Absence of Litigation. Except as disclosed in Section 2.10 of the Company Schedule, there are (and since the Company's inception there have been) no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. None of the Company, any of its subsidiaries or any of their properties or rights is subject to any outstanding injunction, order, decree, ruling or charge.

         2.11 Employee Benefit Plans.

              (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active, former employee, director or consultant of Company (an "EMPLOYEE" which for this purpose means an Employee of the Company or any Affiliate (as defined below)), any subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (for purposes of this Section 2.11, an "AFFILIATE"), or with respect to which Company has or may in the future have liability, are listed in Section 2.11(a) of the Company Schedule (the "PLANS"). Company has provided to Parent: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all Internal Revenue Service ("IRS") or Department of Labor ("DOL")determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Plan; (vi) all Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") forms and related notices; (vii) all discrimination tests for each Plan for the most recent three
(3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Plan; (ix) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (x) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to Employees, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan.

              (b) Except as disclosed on Section 2.11(b) of the Company Schedule, the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Plan, and each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Company is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses).

              (c) Neither Company, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company or any of its subsidiaries contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company, any of its subsidiaries nor any of their Affiliates, nor any officer or director of Company or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Plan. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan.

              (d) Neither Company, any of its subsidiaries, nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of the COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state law applicable to Employees of the Company or any of its subsidiaries. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Company nor any of its subsidiaries nor any of their Affiliates has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Employee or other person, except to the extent required by statute.

              (e) Neither Company nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Company or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Company, threatened labor dispute involving Company or any of its subsidiaries and any group of its employees nor has Company or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and Company and its subsidiaries consider their relationships with their employees to be commercially satisfactory. The Company and its subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

              (f) Except as described in Section 2.11(f) of the Company Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone, or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Company or any of its subsidiaries or their Affiliates under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

              (g) The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees;
(iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

              (h) The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any Plan that has been adopted or maintained by the Company or any Affiliate whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

              (i) The Company and its Affiliates, as applicable, each has, effective the day prior to the Closing, terminated its 401(k) plan, unless Parent, in its sole and absolute discretion, has agreed to sponsor and maintain such plans by providing the Company with written notice or such election at least three (3) days before the Effective Time.(j) The Company and its Affiliates, as applicable, each has terminated immediately prior to Closing any and all group severance, separation or salary continuation plans, programs or arrangements that are covered under ERISA.

         2.12 Labor Matters. (i) There are no controversies pending or, to the knowledge of each of Company and its respective subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees; (ii) neither Company nor any of its subsidiaries is (or has ever been) a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries nor does Company or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its subsidiaries.

         2.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which the Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

         2.14 Title to Property. Neither Company nor any of its subsidiaries owns (or has ever owned) any real property. Company and each of its subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

         2.15 Taxes.

              (a) For the purposes of this Agreement, "TAX" or "TAXES" refers to
(i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or
(ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

              (b) (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

                  (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to the Company.

                  (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (iv) There is no dispute, claim or proposed adjustment concerning any Tax liability of the Company or any of its subsidiaries either
(A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. Neither the Company nor any of its subsidiaries is a party to nor has it been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor does the Company nor any subsidiary have any reason to believe that any such notice will be received in the future. The Internal Revenue Service has never audited any federal income tax return of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries have filed any requests for rulings with the Internal Revenue Service. No power of attorney has been granted by the Company or any of its subsidiaries or Affiliates with respect to any matter relating to Taxes of the Company. There are no tax liens of any kind upon any property or assets of the Company or any of its subsidiaries, except for inchoate liens for taxes not yet due and payable.

                  (v) No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

                  (vi) Neither the Company nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Company's unaudited balance sheet dated December 31, 1999 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since December 31, 1999 in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

                  (vii) There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to
Section 4999 of the Code.

                  (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

                  (ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                  (x) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

                  (xi) The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not a Party to any tax allocation or sharing agreement. The Company (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "AFFILIATED GROUP") filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) and (B) has no liability for the taxes of any Person (other than any of the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company has not requested or received a ruling from any taxing authority or signed a closing agreement with any taxing authority.

No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax returns that the Company is or may be subject to taxation by such jurisdiction.

         2.16 Environmental Matters. Company (i) has obtained all applicable permits, licenses and other authorizations that are required under Environmental Laws the absence of which would have a Material Adverse Effect on Company; (ii) is in compliance (and has complied) in all material respects with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance in all material respects with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) has no knowledge of and has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any Environmental Claim with respect to Company or any person or entity whose liability for any Environmental Claim Company has retained or assumed either contractually or by operation of law;
(iv) has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or condition in such a manner as would result in any liability or result in any corrective or remedial action obligation; and (v) has taken all actions necessary under Environmental Laws to register any products or materials required to be registered by Company (or any of its agents) thereunder. No Hazardous Materials are present in, on or under any properties owned, leased or used at any time (including both land and improvements thereon) by Company, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, in or under any properties owned, leased or used at any time (including both land and improvements thereon) by Company, so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws. For the purposes of this Section 2.17, "ENVIRONMENTAL CLAIM" means any notice, claim, act, cause of action or investigation by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials or (ii) any violation, or alleged violation, of any Environmental Laws. "ENVIRONMENTAL LAWS" means all Federal, state, local and foreign laws and regulations relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "HAZARDOUS MATERIALS" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

         2.17 Brokers. Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby

         2.18 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

         "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, proprietary processes or formulae, franchises, licenses, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all rights to all mask works and reticules, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all computer software including all source code, object code, algorithms, display screens, layouts, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing; and (x) all documentation related to any of the foregoing

         "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by or exclusively licensed to the Company or any of its subsidiaries. Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned or licensed by the Company related to the Company's products, including without limitation all rights in any design code, documentation, and tooling for packaging of semiconductors in connection with all current products and products in design and development.

         "REGISTERED INTELLECTUAL PROPERTY" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority

         "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

              (a) Section 2.18(a) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

              (b) Section 2.18(b) of the Company Schedule is a complete and accurate list (by name and version number) of all software products or service offerings of the Company or any of it subsidiaries ("COMPANY PRODUCTS") that have been distributed or provided in the ten (10)-year period preceding the date hereof or which the Company or any of its subsidiaries intends to distribute or provide in the future, including any products or service offerings under development.

              (c) Except as disclosed on Section 2.18(c) of the Company Schedule, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

              (d) Except as disclosed on Section 2.18(d) of the Company Schedule, each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. There are no actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. For each product, technology or service of the Company that constitutes or includes a copyrightable work, the Company has registered the copyright in the latest version of such work with the U.S. Copyright Office. In each case in which the Company has acquired any Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has, with respect to assignments of Registered Intellectual Property, recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

              (e) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the business of the Company and its subsidiaries as it currently is conducted or is reasonably contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of Company Products. Company owns and has good and exclusive title to, each material item of Company Intellectual Property free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any Company Products by Company or its subsidiaries; (ii) Company owns exclusively, and has good title to, all copyrighted works that are Company Products or which Company or any of its subsidiaries otherwise purports to own; and (iii) to the extent that any Patents would be infringed by any Company Products, Company is the exclusive owner of such Patents.

              (f) To the extent that any technology, software or material Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its subsidiaries or is incorporated into any of the Company Products, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

              (g) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party, or permitted Company's rights in such material Company Intellectual Property to lapse or enter the public domain.

              (h) Section 2.18(h) of the Company Schedule lists all material contracts, licenses and agreements to which Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company (other than shrink-wrap licenses available off the shelf).

              (i) All contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to Company or any of its subsidiaries, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements or cause the forfeiture, modification or termination or give right of forfeiture, modification or termination of any Company Intellectual Property or in any way impair the right of the Company to use, sell, license or dispose of or to bring any action for the infringement of any Company Intellectual Property or portion thereof. Each of Company and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) either Parent's or the Merger Sub's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either the Parent's or the Merger Sub's being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) either the Parent's or the Merger Sub's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

              (j) The operation of the business of the Company and its subsidiaries as such business currently is conducted or is reasonably contemplated to be conducted, including (i) Company's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products) and (ii) the Company's use of any product, device or process, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party, constitute unfair competition or trade practices under the laws of any jurisdiction or violate any license or agreement between the Company or any of its subsidiaries and any person.

              (k) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

              (l) Neither the development, manufacture, marketing, license, sale nor use of any product, technology or service currently licensed or sold by the Company or currently under development violates or will violate any license or agreement with any third party or infringes or will infringe any Intellectual Property of any other person which would have a Material Adverse Effect; there is no pending or, to the Company's knowledge, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company Intellectual Property nor, to the Company's knowledge, is there any basis for any such claim, nor has the Company received any notice asserting that any Company Intellectual Property or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other person, nor is there any basis for any such assertion.

              (m) Except as disclosed on Section 2.18(m) of the Company Schedule, to the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

              (n) Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

              (o) All of the Company Products (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"), (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, and (iii) will be interoperable with other products used and distributed by Parent that may reasonably deliver records to the Company's or any of its subsidiaries' products or receive records from the Company's or any of its subsidiaries' products, or interact with the Company's or any of its subsidiaries' products. All of the Company's or its subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of the Company's or any of its subsidiaries' business on or after January 1, 2000. For purposes of the foregoing, the term "INFORMATION TECHNOLOGY" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company or any of its subsidiaries in the conduct of their business, or purchased by the Company or any of its subsidiaries from third-party suppliers. The Company has made no representation or warranty to any third party with respect to Company Products being Year 2000 Compliant.

         2.19 Agreements, Contracts and Commitments. Except as disclosed in
Section 2.19 of the Company Schedule, neither Company nor any of its subsidiaries is a party to or is bound by:

              (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to the Company;

              (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

              (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale, license, distribution and development of software products and advertising in the Ordinary Course of Business;

              (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

              (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the Ordinary Course of Business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

              (f) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

              (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

              (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

              (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or granting any Lien on any assets or properties of the Company or any of its subsidiaries;

              (j) any settlement agreement entered into within five (5) years prior to the date of this Agreement;

              (k) any other agreement, contract or commitment that has a value of $25,000 or more individually;

              (l) any agreement (or group of related agreements) for the lease of personal property to or from any person that involves aggregate annual payments of more than $25,000;

              (m) any agreement under which the consequences of a default or termination could reasonably be anticipated to have a Material Adverse Effect on the Company;

              (n) any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

              (o) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $25,000;

              (p) any agreement concerning a partnership or joint venture;

              (q) any agreement with any Company stockholder or any of such Company stockholder's Affiliates (other than the Company) or with any Affiliate of the Company;

              (r) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

              (s) any collective bargaining agreement;

              (t) any executory agreement under which the Company has advanced or loaned any amount to any of its directors, officers, and employees;

              (u) any advertising services, e-commerce or other agreement involving the promotion of products and services of third parties by the Company;

              (v) any executory agreement pursuant to which the Company is obligated to provide maintenance, support or training for its services or products;

              (w) any revenue or profit participation agreement which involves aggregate annual payments of more than $25,000; and

              (x) any license, agreement or other permission which the Company or any Affiliate of the Company has granted to any third party with respect to any of the Intellectual Property used in the Company's business.

         Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

         2.20 Insurance. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "INSURANCE POLICIES") which are of the type and in amounts listed on Section
2.20 of the Company Schedule. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received); (B) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any provision thereof; and (D) there has been no failure to give any notice or present any claim under the policy in due and timely fashion. There is no material claim by Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

         2.21 Certain Business Relationships with the Company. To the Company's knowledge, neither the Company's stockholders nor any director or officer of the Company, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with the Company, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by the Company.

         2.22 Employees. No executive, key employee, or significant group of employees has advised any executive officer of the Company that he, she or they plan to terminate employment with the Company or any of its subsidiaries during the next 12 months.

         2.23 Notes and Accounts Receivable. All notes and accounts receivable of the Company, all of which are reflected properly on the books and records of the Company, are valid receivables subject to no setoffs, defenses or counterclaims, are current and, to the Company's knowledge, collectible subject in each case only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

         2.24 Product Warranty. The technologies or products licensed, sold, leased, and delivered and all services provided by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $20,000 and any applicable reserve on the Financial Statements with respect thereto.

         2.25 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders and
(iii) determined to recommended that the shareholders of Company adopt and approve this Agreement and approve the Merger.

         2.26 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

         2.27 State Takeover Statutes. The Board of Directors of the Company has approved the Merger, the Merger Agreement, the Shareholder Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, the Merger Agreement, the Shareholder Agreement and the transactions contemplated hereby and thereby the provisions of Code Section 14-2-1110 et seq. and 14-2-1131 et seq. of the Georgia Law to the extent, if any, such section is applicable to the Merger, the Merger Agreement, the Shareholder Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Merger Agreement, the Shareholder Agreement or the transactions contemplated hereby and thereby.

         2.28 Complete Copies of Materials. Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

         2.29 Hart-Scott-Rodino Representations.

              (a) Boris Jerkunica, defined for purposes of this section to include his wife and any minor children, is the only Ultimate Parent Entity of the Company as defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Boris Jerkunica is not a $10 million person as defined under the HSR Act: Boris Jerkunica does not have investment assets, voting securities and/or income-producing property, including all of the total assets of the Company and any other entity he controls, that total $10 million or more in value; nor does Boris Jerkunica control entities, including but not limited to the Company, that generated total revenue of $10 million or more in the last year.

         No other shareholder of the Company is required to file a Notification and Report Form under Section 801.2(e) of the HSR Act concerning its acquisition of Parent voting securities as consideration to be received in the Merger.

         2.30 Termination of Certain Agreements. The following events occurred prior to the execution of the Agreement and the consummation of the Merger:

              (a) the Shareholder Agreement among certain shareholders of the Company was terminated effective prior to the Closing and the Effective Time and no provision of such agreement shall in any way apply to (and no rights thereunder of any party thereto shall in any way be affected by) either the execution of this Agreement or the consummation of the Merger;

              (b) CYROB (as defined in Section 6.2(n)) merged with and into the Company;

              (c) each employment agreement between the Company and employees of the Company was terminated effective prior to the Closing and the Effective Time and no provision of any such agreement shall in any way apply to (and no rights thereunder of any party thereto shall in any way be affected by) either the execution of this Agreement or the consummation of the Merger;

              (d) the Co-Sale Agreement (as defined in Section 6.2(o)) was terminated effective prior to the Closing and the Effective Time and no provision of such agreement shall in any way apply to (and no rights thereunder of any party thereto shall in any way be affected by) either the execution of this Agreement or the consummation of the Merger; and

              (e) the Jerkunica Obligations (as defined in Section 6.2(p)) were fully converted into Company Common Stock without any other payment thereunder.

         2.31 Representations Complete. Neither any of the representations or warranties made by Company in this Agreement, nor any statements made in any exhibit, schedule or certificate furnished by Company pursuant to this Agreement contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. Except for information supplied by Parent in writing specifically for such purpose, the information furnished on or in any documents mailed, delivered or otherwise furnished to Shareholders in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.


                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULE"), as follows:

         3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

         3.2 Certificate of Incorporation and Bylaws. Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the "PARENT CHARTER DOCUMENTS"). Such Parent Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, and no subsidiary of Parent is in violation of any of its equivalent organizational documents.

         3.3 Capitalization. The authorized capital stock of Parent consists of
(i) 300,000,000 shares of Parent Common Stock, and (ii) 60,000,000 shares of Preferred Stock, $0.001 par value per share ("PARENT PREFERRED STOCK"). At the close of business on December 31, 1999, (i) 74,823,678 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent, (iii) 1,849,384 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (iv) 19,078,380 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("PARENT OPTIONS") to purchase Parent Common Stock and (v) 1,750 shares of Parent Common Stock were reserved for future issue upon the exercise of outstanding warrants to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

         3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the transactions so contemplated, subject only to the filing of the Certificate of Merger pursuant to Georgia Law. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms.

         3.5 No Conflict; Required Filings and Consents.

             (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its subsidiaries, (ii) subject to compliance with the requirements set forth in
Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses
(ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

             (b) The execution and delivery of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Georgia Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement or (y) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

         3.6 SEC Filings; Financial Statements.

             (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the "SEC") on or after November 21, 1997 (the "PARENT SEC REPORTS"), which are all the forms, reports and documents required to be filed by Parent with the SEC since November 21, 1997. The Parent SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

             (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

             (c) Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

         3.7 Brokers. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.8 Board Approval. The Board of Directors of Parent, as of the date of this Agreement (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

         3.9 No Plan or Intention to Take Certain Actions. Parent has no plan or intention to:

             (a) redeem more than 50 percent of the Parent stock issued in the Merger, other than pursuant to the exercise of the repurchase rights granted to Parent under the Stock Restriction Agreements, in the form attached hereto as Exhibit G, between the Company and the Principal Shareholders;

             (b) dispose of Company stock, other than as part of a transfer described in section 368(a)(2)(C) of the Code, or cause the Company to issue additional stock, so that Parent no longer has "control" of the Company, within the meaning of section 368(c) of the Code;

             (c) cause the Company to transfer to an unrelated party a substantial portion of its assets, or otherwise fail to use in a business, either directly or through other members of its "qualified group," within the meaning of section 1.368-1(d)(4)(ii) of the Treasury regulations, a substantial portion of the Company's assets.


                                   ARTICLE IV
                                   [RESERVED]






                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 Public Disclosure. The Shareholders agree that they will not issue any press release or otherwise make any public statement with respect to the Merger or this Agreement without the prior written consent of Parent. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

         5.2 Stock Options and Employee Benefits.

         At the Effective Time, each Company Stock Option under the Company Option Plan, whether or not vested, shall by virtue of the Merger be replaced by Parent. Each Company Stock Option so replaced by Parent under this Agreement will be substituted with an option granted under the Parent Amended and Restated 1996 Stock Option Plan (each, a "REPLACEMENT OPTION"). Each Replacement Option issued in substitution for a Company Stock Option (i) will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) will provide for vesting schedules and vesting commencement dates equal to the vesting schedules and vesting commencement dates as set forth in each Company Option so replaced (except that provisions in Company Options regarding acceleration of vesting shall not be included in the Replacement Options issued in substitution for such Company Options) and (iii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Replacement Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

         5.3 Registration Statement on Form S-3. Parent shall use its best efforts to file as soon as practicable but no later than 30 days following the Closing, and to be declared effective as soon as practicable following such filing, a Registration Statement on Form S-3 with the SEC covering the resale of the Parent Common Stock issued to the holders of Company Common Stock pursuant to the Merger. Any such registration shall be subject to the terms on conditions set forth in the Declaration of Registration Rights attached hereto as Exhibit C, which is hereby incorporated by this reference.

         5.4 Post Closing Covenants. General.

             (a) In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ARTICLE VII below).

             (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time involving the Company or (B) arising out of Parent's operation of the business of the Surviving Corporation following the Effective Time in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ARTICLE VII below).

                                   ARTICLE VI
                              CLOSING DELIVERABLES

         6.1 Items to Be Delivered to the Company and the Shareholders' Representative. At the Closing, the following shall be delivered to the Company and the Shareholders unless waived, in writing, exclusively by the Company:

             (a) Officer's Certificate. The Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent, to the effect that (i) the representations and warranties of Parent and Merger Sub set forth in this Agreement are accurate at and as of the Closing Date, (ii) Parent has performed and complied with all of its covenants and obligations contained in this Agreement, and (iii) no action, suit, or proceeding is pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect) as of the Closing Date.

             (b) Declaration of Registration Rights. Parent shall have executed and delivered the Declaration of Registration Rights.

             (c) Payment for Bridge Notes. Messrs. Jerkunica and Dancu and John Throckmorton, David Deans and Said Mohammadioun shall receive payment in full (principal and interest) under the terms of the Promissory Notes issued by the Company, dated as of January 14, 2000 (the "BRIDGE NOTES").

         6.2 Items to Be Delivered to Parent and Merger Sub. At the Closing, the following shall be delivered to Parent and Merger Sub unless waived, in writing, exclusively by Parent:

             (a) Company Officer's Certificate. Parent shall have received a certificate signed on behalf of the Company by an authorized officer of Parent, to the effect that (i) the representations and warranties of Company set forth in this Agreement are accurate at and as of the Closing Date, (ii) the Company has performed and complied with all of its covenants and obligations contained in this Agreement, and (iii) no action, suit, or proceeding is pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect) as of the Closing Date.

             (b) Principal Shareholders' Certificate. Parent shall have received a certificate signed by each Principal Shareholder, to the effect that (i) the representations and warranties of the Principal Shareholders set forth in this Agreement are accurate at and as of the Closing Date, (ii) the Principal Shareholders have performed and complied with all of their covenants and obligations contained in this Agreement, and (iii) no action, suit, or proceeding is pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect) as of the Closing Date.

             (c) Affidavit of Delivery. The Company shall deliver at Closing an affidavit of the secretary of the Company that the disclosure document which has previously been approved by Parent, which discloses the terms of the Merger and such information concerning the businesses of the Company and Parent as Parent shall have reasonably approved, has been delivered to each shareholder of the Company.

             (d) Board of Directors Approval. The Company shall deliver to Parent evidence reasonably satisfactory to Parent that this Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite approval under applicable law, by the Board of Directors of Company.

             (e) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Section 2.5(a) of the Company Schedule, except as noted on
Section 2.5(a) of the Company Schedule.

             (f) Resignation of Directors. Parent shall have received a written resignation from each of the directors of Company, effective as of the Effective Time.

             (g) Legal Opinion. Parent shall have received a legal opinion from Morris, Manning & Martin, LLP, legal counsel to Company, substantially in the form attached hereto as Exhibit D.

             (h) [RESERVED]

             (i) New Employment Arrangements. Each of the employees listed in Schedule A-1 attached to Exhibit A hereto (the "COMMITTED EMPLOYEES"), (i) shall have entered into "at-will" employment arrangements with Parent and/or the Surviving Corporation pursuant to their execution of Parent's standard form of Offer Letter in substantially the form attached hereto as Exhibit E-1, shall have agreed to be employees of Parent or the Surviving Corporation after the Closing and shall be employees of Company immediately prior to the Effective Time, (ii) shall have executed Parent's standard form of Non-Competition Agreement in substantially the form attached hereto as Exhibit E-2 and (iii) shall have executed Parent's standard form of Employee Development and Confidentiality Agreement in substantially the form attached hereto as Exhibit E-3.

             (j) Shareholder Approval. The Company shall deliver to Parent evidence reasonably satisfactory to Parent that Company's shareholders have approved by the requisite vote any payments of cash or stock contemplated by this Agreement that may be deemed to constitute "parachute payments" pursuant to
Section 280G of the Code, such that all such payments, sales and purchases resulting from the transactions contemplated hereby shall not be deemed to be "parachute payments" pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G.

             (k) Shareholder's Release. Each of the holders of Company Common Stock immediately prior to the Effective Time shall have executed and delivered to Parent a Shareholder's Release in substantially the form attached hereto as Exhibit F, and such Releases shall be in full force and effect.

             (l) Stock Restriction Agreements. Each of the Principal Shareholders other than Douglas Hadaway and John Dancu shall have executed and delivered to Parent a Stock Restriction Agreement in substantially the form attached hereto as Exhibit G, and such Stock Restriction Agreements shall be in full force and effect.

             (m) Termination of Employment Agreements. Each agreement between the Company and its employees shall have been terminated pursuant to a written agreement of termination reasonably satisfactory to Parent, which agreement of termination shall provide that the transactions contemplated by this Agreement shall not trigger any rights or benefits or the acceleration of any rights or benefits under the terminated agreement.

             (n) Merger of CYROB, Inc. CYROB, Inc., a Georgia corporation ("CYROB"), shall have been merged with and into the Company, resulting in every share of Company capital stock held by CYROB being cancelled upon such merger.

             (o) Termination of Co-Sale Agreement. The parties to the Co-Sale Agreement among Software Builders International, LLC (predecessor of the Company), Cyrob, Inc. and John C. Dancu, dated June 30, 1999 (the "CO-SALE AGREEMENT"), shall have executed a written agreement terminating the Co-Sale Agreement and agreeing that the provisions of the Co-Sale Agreement do not apply to the transactions contemplated by this Agreement.

             (p) Jerkunica Note. The Company shall deliver to Parent evidence reasonably satisfactory to Parent that all monetary obligations owed by the Company to Mr. Jerkunica (the "JERKUNICA OBLIGATIONS") have, without payment thereof, been fully converted into Company Common Stock.

             (q) Unanimous Approval. Every share of Company capital stock entitled to vote upon the Merger shall have been voted in favor of the Merger.

             (r) Termination of 401(k) Plan and Severance Type Plans. Parent shall receive from the Company evidence that the Company's and each Affiliate's (as applicable) 401(k) plan has been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date. Parent shall receive from the Company evidence that the Company's and each Affiliate's (as applicable) group severance, separation or salary continuation plans, programs or arrangements that are covered under ERISA has been terminated pursuant to resolution of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date.

             (s) Shareholder Agreement. The Company shall deliver to Parent evidence reasonably satisfactory to Parent that the Shareholder Agreement among certain shareholders of the Company has been terminated prior to the Closing.

             (t) Payment for Bridge Notes. Messrs. Jerkunica and Dancu and John Throckmorton, David Deans and Said Mohammadioun shall deliver the original Bridge Notes, stamped "Paid In Full" and "Cancelled".

             (u) Transition Employment Agreements. Messrs. Dancu and Hadaway shall have each executed and delivered to the Company a Transition Employment Agreement in form and substance acceptable to Parent and its counsel.


                                   ARTICLE VII
               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

         7.1 Survival of Representations, Warranties and Covenants.

             (a) The representations and warranties of Company and the Principal Shareholders contained in this Agreement, or in any certificate, schedule or other instrument delivered pursuant to this Agreement, shall terminate on July 25, 2001 (the "ESCROW TERMINATION DATE"); provided, however, that the representations and warranties shall not terminate with respect to any claims specified in any Officer's Certificate (as defined in Section 7.2(d)) delivered to the Shareholder Representative prior to the Escrow Termination Date until such claims are finally resolved pursuant to the terms of this Article VII.

             (b) The representations and warranties of Parent and Merger Sub contained in this Agreement, or in any certificate, schedule or other instrument delivered pursuant to this Agreement, shall terminate on the Escrow Termination Date; provided, however, that the representations and warranties shall not terminate with respect to any claims specified in any Officer's Certificate delivered to Parent prior to the Escrow Termination Date until such claims are finally resolved pursuant to the terms of this Article VII.

         7.2 Indemnification.

             (a) Indemnification by the Escrow Contributors. The Escrow Contributors severally and not jointly (and in the proportions set forth in Schedule 7.2(a) hereto) agree to indemnify and hold Parent and its officers, directors and affiliates, including Company after the Closing (the "PARENT INDEMNIFIED PARTIES"), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense relating to such claim, loss, liability, damage, deficiency, cost or expense (hereinafter individually a "LOSS" and collectively "LOSSES") incurred or suffered by the Parent Indemnified Parties, or any of them (including Company after the Closing), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of Company or the Principal Shareholders contained in this Agreement (or in any certificate, schedule or other instrument delivered pursuant to this Agreement), (ii) any failure by Company or any Principal Shareholder to perform or comply with any covenant applicable to them contained in this Agreement, or
(iii) the incurrence by Company of third party expenses, including without limitation legal and accounting fees incurred by Company in connection with this Agreement and the Merger, in excess of $200,000 (excluding fees of Arthur Andersen LLP for the conduct of the Company's December 31, 1999 year-end audit). Parent Indemnified Parties shall, until no assets remain in the Escrow Fund, seek recovery of Losses under this Section 7.2(a) first from the Escrow Fund. All claims for recovery of Losses by Parent Indemnified Parties pursuant to this Section 7.2(a), shall, to the extent they are not satisfied from the Escrow Fund pursuant to the terms of this Agreement, be satisfied by the Escrow Contributors' transferring to Parent shares of Parent Common Stock with an aggregate value equal to the amount of such Losses; provided that shares of Parent Common Stock transferred in satisfaction of such claims must be free and clear of all Liens and must not be subject to divestment or repurchase; provided further that such shares of Parent Common Stock shall be valued at the RN Stock Price (as adjusted for any stock splits, stock combinations, recapitalizations and the like). Except for claims for equitable relief, indemnification pursuant to this Section 7.2(a) (together with the escrow provisions of Section 7.4) shall be the sole and exclusive remedy for Parent Indemnified Parties for (i) any breach or inaccuracy of a representation or warranty of Company or the Principal Shareholders contained in this Agreement (including any schedule or certificate delivered to Parent by the Company and/or the Principal Shareholders pursuant to this Agreement), (ii) any failure by Company to perform or comply with any covenant applicable to them contained in this Agreement, or (iii) the incurrence by Company of third party expenses, including without limitation legal and accounting fees incurred by Company in connection with this Agreement and the Merger, in excess of $200,000, excluding fees of Arthur Andersen LLP for the conduct of the Company's December 31, 1999 year-end audit.

             (b) Indemnification by Parent and Surviving Corporation. Parent and the Surviving Corporation severally and not jointly agree to indemnify and hold the Shareholders harmless against all Losses incurred or suffered by the Shareholders, or any of them, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of Parent and Merger Sub contained in this Agreement (or in any certificate, schedule or other instrument delivered pursuant to this Agreement) or (ii) any failure by Parent and Merger Sub to perform or comply with any covenant applicable to them contained in this Agreement. Except for claims for equitable relief, indemnification pursuant to this Section 7.2(b) shall be the sole and exclusive remedy for the Shareholders for (i) any breach or inaccuracy of a representation or warranty of Parent and Merger Sub contained in this Agreement (including any schedule or certificate delivered to the Company and the Principal Shareholders by Parent pursuant to this Agreement) or (ii) any failure by Parent and Merger Sub to perform or comply with any covenant applicable to them contained in this Agreement.

             (c) Limitations on Indemnification. Parties entitled to indemnification under Section 7.2(a) or 7.2(b) are referred to herein as "INDEMNIFIED PARTIES," and the parties from whom they are entitled to indemnification are referred to as their "INDEMNIFYING PARTIES."

                 (i) Parent Indemnified Parties shall not be entitled to indemnification under this Section 7.2 unless and until one or more claims for indemnification from the Escrow Contributors identifying Losses in excess of $100,000 in the aggregate (the "BASKET AMOUNT") has or have been delivered to the Shareholder Representative, in which case the Parent Indemnified Parties shall be entitled to recover all Losses so identified including, without limitation, the Basket Amount. The Shareholders shall not be entitled to indemnification under this Section 7.2 unless and until one or more claims for indemnification from Parent identifying Losses in excess of the Basket Amount has or have been delivered to Parent, in which case the Shareholders shall be entitled to recover all Losses so identified including, without limitation, the Basket Amount.

                 (ii) The Parent Indemnified Parties on the one hand and the Shareholders on the other hand shall not be entitled to indemnification under this Section 7.2 with respect to their respective first four (4) individual claims for Losses of less than $25,000 that are reflected in one or more claims for indemnification delivered to one or more of their respective Indemnifying Parties (such limitation, the "SMALL CLAIM BAR", and any such claim for which recovery from the escrow is so barred, a "BARRED CLAIM") and such Barred Claims shall not be counted in determining whether the Basket Amount has been reached; provided, however, that the Small Claim Bar shall apply to no more than four (4) claims for Losses made by the Parent Indemnified Parties on the one hand and the Shareholders on the other hand. The liability of Indemnifying Parties with respect to any Losses shall be reduced by any insurance proceeds received by the Indemnified Parties as a result of such Losses.

                 (iii) The Escrow Contributors' aggregate liability for indemnifying the Parent Indemnified Parties pursuant to this Section 7.2 (exclusive of any liability for indemnification for willful or fraudulent breach or inaccuracy of a representation, warranty or covenant of Company or a Shareholder contained in this Agreement) and for claims made by Parent and Merger Sub pursuant to the Special Escrow Claims provisions of Exhibit A attached hereto shall not exceed, in the aggregate: (a) $45,000,000 for First Year Claims (as defined below) and (b) $33,750,000 less amounts received by Parent Indemnified Parties with respect to First Year Claims, for Second Year Claims (as defined below); provided, however, that to the extent a Second Year Claim made by a Parent Indemnified Party would have been reduced by an Adjustment Amount (as defined below), the later resolved First Year Claim giving rise to such Adjustment Amount shall be reduced by the Adjustment Amount.

                 (iv) Parent's and Surviving Corporation's aggregate liability for indemnifying the Shareholders pursuant to this Section 7.2 shall not (exclusive of any liability for indemnification for willful or fraudulent breach or inaccuracy of a representation, warranty or covenant of Parent or Merger Sub contained in this Agreement) exceed, in the aggregate: (a) $45,000,000 for First Year Claims made by any Shareholders and (b) $33,750,000 less amounts received by the Shareholders for First Year Claims, for Second Year Claims; provided, however, that to the extent a Second Year Claim made by a Shareholder would have been reduced by an Adjustment Amount, the later resolved First Year Claim giving rise to such Adjustment Amount shall be reduced by the Adjustment Amount. The Shareholders shall not have any right of contribution from Company with respect to any Loss claimed by a Parent Indemnified Party after the Effective Time.

                 (v) Each Escrow Contributor's several liability with respect to a claim for indemnification pursuant to Section 7.2(a) and with respect to any Special Escrow Claim which is payable under this Article VII (after application of the applicable limits on liability set forth in Section 7.2(c)) shall equal the total amount of such payable liability times such Escrow Contributor's Allocable Share.

             (d) Claims for Indemnification. Parent and Surviving Corporation shall make any claims for indemnification pursuant to Section 7.2 hereof by delivering an Officer's Certificate (as defined below) to the Shareholder Representative and, if such claim is for recovery from the Escrow Fund, a copy of such Officer's Certificate shall be delivered to the Escrow Agent. The Shareholders shall make any claims for indemnification pursuant to Section 7.2 hereof by delivering an Officer's Certificate to Parent. For purposes hereof, "OFFICER'S CERTIFICATE" shall mean:
(i) in the case of a claim for indemnification made by Parent, a certificate signed by any officer of Parent and (ii) in the case of a claim for indemnification made by a Shareholder, signed by the Shareholder Representative; and such certificate shall (A) state that the party claiming indemnification has paid, incurred or properly accrued or reasonably anticipates that it will have to pay, incur or accrue Losses; (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related; and (C) to the extent relevant, specify the number of Escrow Shares to be released from the Escrow Fund in connection with such Losses.

             (e) Resolution of Conflicts; Arbitration.

                 (i) In case the party from whom indemnification under Section
7.2 is sought shall object in writing to any claim or claims made in any Officer's Certificate to recover Losses (provided that, with respect to claims by Parent for recovery from the Escrow Fund, such objection in writing must, pursuant to the terms of Section 7.3(e), be received by the Escrow Agent within 30 days after delivery of the Officer's Certificate to the Shareholder Representative), the Indemnifying Parties and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Parties and the Indemnified Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Indemnifying Parties and the Indemnified Parties and, in the case of claims by Parent to recover Losses from the Escrow Fund, furnished to the Escrow Agent. In the case of claims by Parent to recover Losses from the Escrow Fund, such memorandum shall state the number of Escrow Shares to be released from the Escrow Fund in connection with such Losses. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the Escrow Shares from the Escrow Fund in accordance with the terms thereof.

                 (ii) If no such agreement can be reached after good faith negotiation, either the Indemnifying Parties and the Indemnified Parties may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnifying Parties and the Indemnified Parties. In the event that within forty-five (45) days after submission of any dispute to arbitration, the Indemnifying Parties and the Indemnified Parties cannot mutually agree on one arbitrator, the arbitration shall be conducted by a panel of three (3) arbitrators selected by or in accordance with the procedures of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s) (including the number of Escrow Shares to be distributed pursuant thereto).

                 (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in King County, Washington, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

             (f) Third-Party Claims.

                 (i) In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand for indemnification, Parent shall notify the Shareholder Representative of such claim, and the Shareholder Representative shall be entitled on behalf of the Shareholders, at its expense, to participate in, but not to determine or conduct, the defense of such claim. Parent shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Shareholder Representative has consented to any such settlement, the Shareholders shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent with respect to such settlement.

                 (ii) In the event a Shareholder becomes aware of a third-party claim which such Shareholder reasonably believes may result in a demand for indemnification, such Shareholder shall notify Parent of such claim, and the Parent shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim. The Shareholder Representative shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of Parent, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that Parent has consented to any such settlement, Parent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by the Shareholder with respect to such settlement.

             (g) Defined Terms.

                 (i) "FIRST YEAR CLAIMS" shall mean claims for indemnification pursuant to Section 7.2 made within twelve (12) months of the Closing Date and Special Escrow Claims pursuant to the provisions of Exhibit A.

                 (ii) "SECOND YEAR CLAIMS" shall mean claims for indemnification pursuant to Section 7.2 made after twelve (12) months following the Closing Date.

                 (iii) The "ADJUSTMENT AMOUNT" with respect to a Second Year Claim made by either a Parent Indemnified Party on the one hand or a Shareholder on the other hand, shall mean the extent that such Second Year Claim would have been reduced (by operation of Section 7.2(c)(iii)(b) or Section 7.2(c)(iv)(b), as applicable) if any First Year Claims (of the Parent Indemnified Parties or Shareholders, as applicable) that are not resolved until after resolution of such Second Year Claim had been resolved prior to resolution of such First Year Claim.

         7.3 Escrow Arrangements.

             (a) Escrow Fund. The Escrow Fund shall be available to compensate the Parent Indemnified Parties, or any of them, for any claims by such Parent Indemnified Parties for any Losses suffered or incurred by them and to secure claims made by Parent and the Surviving Corporation pursuant to the Special Escrow Claims provisions of Exhibit A attached hereto which is incorporated herein by reference. Within three days after the Closing, the Escrow Amount, without any act of the Shareholders, will be deposited with ChaseMellon Shareholder Services, L.L.C., as Escrow Agent hereunder, or another institution acceptable to Parent and the Shareholder Representative (as defined in Section
7.4 hereof), such deposit of the Escrow Amount to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein. The Escrow Agent shall have no duty to confirm or verify the accuracy or correctness of the amount of any Escrow Shares deposited with it hereunder. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Nothing herein shall limit the liability of Company or the Principal Shareholders for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement if the Merger does not close.

             (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., P.S.T., on the date which is the Escrow Termination Date (the "ESCROW PERIOD"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, subject to the objection of the Shareholder Representative and the subsequent arbitration of the matter in the manner provided in Section 7.2(e) hereof, is necessary to satisfy any then pending and unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the seventh (7th) calendar day following the termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Escrow Contributors the remaining portion of the Escrow Fund, if any, not required to satisfy such claims (the "REMAINING PORTION"); provided, however, that to the extent that the Remaining Portion includes Reserve Option Shares, such shares shall not be delivered to the optionee, but rather shall be held in reserve by Parent and shall no longer be held as part of the Escrow Fund. Deliveries of the Escrow Amount out of the Escrow Fund to the Escrow Contributors pursuant to this
Section 7.3(b) shall be made according to the Parent Common Stock and Reserved Option Shares included in the Escrow Amount which each Escrow Contributor is deemed to hold of record as provided in Section 7.3(c). Upon termination of the Escrow Period, Parent and the

Shareholders' Agent will jointly notify the Escrow Agent in writing that the Escrow Fund may be distributed and the allocation of such distribution. The Escrow Agent will incur no liability, and shall be fully protected, in relying on such joint notice and shall have no obligation to take any action until it has received such notice.

             (c) Protection of Escrow Fund; Distribution of Interest from Escrow Fund.

                 (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall not treat the Escrow Fund as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                 (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split or stock dividend) ("NEW SHARES") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have not been deposited with or released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

                 (iii) Subject to Section 7.3(c)(ii), each Escrow Contributor shall be deemed the record holder of, and shall have voting, dividend, distribution and all other rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Escrow Contributor (and on any voting securities and other equity securities added to the Escrow Fund in respect of such shares of Parent Common Stock); provided, however, that with respect to Escrow Shares (as defined in (d)(ii) below) which are Reserved Option Shares, the Escrow Contributor who contributed such Reserved Option Shares to the Escrow Amount shall be deemed the the record holder of such shares only for purposes of the calculations under this Section 7.3 and shall not have voting, dividend, distribution and all other rights with respect to such shares unless and until (an then, to the extent that) such Escrow Contributor exercises the option with respect to which such shares are reserved. Notwithstanding the foregoing, the Escrow Agent shall have no duty or obligation to monitor or take any action with respect to the foregoing paragraph.

                 (iv) With respect to any Escrow Contributor who has contributed Reserved Option Shares to the Escrow Amount, if such Escrow Contributor seeks to exercise the option(s) in respect to which such Reserved Option Shares are reserved and if, after such exercise(s), the number of shares of Parent Common Stock purchasable under such option(s) would be less than the number of Reserved Option Shares which such Escrow Contributor should then have included in the Escrow Amount (after deliveries out of the Escrow Fund pursuant to Section 7.3(d)) (such difference, the "OPTION SHARE DEFICIENCY"), then Parent shall retain in the Escrow Fund a number of the shares of Parent Common Stock otherwise to be issued to the Escrow Contributor upon such exercise(s) (the "NEW ESCROW SHARES") such that the number of New Escrow Shares times the RN Stock Price is equal to the Option Value of the Reserved Option Shares that constitute the Option Share Deficiency. Notwithstanding the foregoing, the Escrow Agent shall have no duty or obligation to monitor or take any action with respect to the foregoing paragraph.

                 (v) Pursuant to Section 1.6(b), a portion of the Escrow Shares contributed to the Escrow Amount by certain of the Escrow Contributors are Restricted Shares pursuant to the terms of a Stock Restriction Agreement between each of such Escrow Contributors and the Parent. Restricted Shares may be released to Parent by the Escrow Agent pursuant to the terms of the Stock Restriction Agreement (and the Joint Escrow Instructions executed pursuant thereto). Thus, Restricted Shares which are Escrow Shares may be released to Parent by the Escrow Agent either (A) pursuant to the Stock Restriction Agreement or (B) pursuant to the terms of Article VII of this Agreement. Additionally, Restricted Shares which are Escrow shares may not be released to the Escrow Contributor until such shares are entitled to be released from the Escrow Agent's custody pursuant to both (X) release of such shares from the restrictions of the Stock Restriction Agreement and (Y) the provisions of
Section 7.3(b) of this Agreement.

             (d) Claims for Indemnification Against the Escrow Fund.

                 (i) Upon receipt by the Escrow Agent at any time on or before the seventh (7th) day following the last day of the Escrow Period of an Officer's Certificate and, subject to the provisions of Section 7.3(e) and
Section 7.5 hereof, the Escrow Agent shall deliver to Parent out of the Escrow Fund, as promptly as practicable, such amount of Escrow Shares as are set forth in the Officer's Certificate.

                 (ii) For the purposes of determining the number of Escrow Shares (as defined below) to be delivered to Parent out of the Escrow Fund pursuant to Section 7.3(d)(i) hereof, the shares of Parent Common Stock shall be valued at the RN Stock Price (as adjusted for any stock splits, stock combinations, recapitalizations and the like); provided, however, that Reserved Option Shares shall be valued at the RN Stock Price (as adjusted for any stock splits, stock combinations, recapitalizations and the like) less the exercise price of such shares (as adjusted for any stock splits, stock combinations, recapitalizations and the like). Parent and the Shareholder Representative shall certify such determined value in an Officer's Certificate signed by both Parent and the Shareholder Representative, and shall deliver such certificate to the Escrow Agent.

                 (iii) All deliveries of Escrow Shares pursuant to this subsection (d) shall be taken from the Escrow Shares deemed to be held of record (pursuant to Section 7.3(c)(iii)) by each Escrow Contributor on a pro rata basis according to the total value of Escrow Shares deemed to be held of record by each Escrow Contributor, with Escrow Shares being valued as provided in Section 7.3(d)(ii). With respect to each Escrow Contributor, Escrow Shares delivered pursuant to this subsection (d) shall include Escrow Shares which, at the time of such delivery, are Restricted Shares and those that are Unrestricted Shares in the same proportions as the Escrow Contributor's original contribution of Escrow Shares to the Escrow Amount (pursuant to Section 1.6(b)) was divided between Restricted Shares and Unrestricted Shares. Restricted Shares are, pursuant to the terms of the Stock Restriction Agreements, released from such possibility of divestment or repurchase over time, with a portion of such shares being released on each of several dates in the furture (the "VESTING MILESTONES"). With respect to Escrow Shares delivered pursuant to subsection 7.3(d) which are Restricted Shares, such shares shall be deemed to be allocated among shares which would have been released from the possibility of divestment or repurchase on the Vesting Milestones remaining after the date of delivery under subsection 7.3(d) pro rata based on the number of remaining Vesting Milestones (for example, if there are two remaining Vesting Milestones following a delivery under subsection 7.3(d), half of the delivered shares which are Restricted Shares shall be deemed to be shares which would become Unrestricted Shares on the earlier of the two remaining Vesting Milestones, and half would be deemed to be shares which would have become Unrestricted Shares on the later of the two remaining Vesting Milestones). Notwithstanding the foregoing, the Escrow Agent's sole duty with respect to the delivery of the Escrow Shares either hereunder or under a Stock Restriction Agreement is to deliver the Escrow Shares to the Parent or the Shareholder Representative, as the case may be, in accordance with the written instructions provided for herein or pursuant to a Stock Restriction Agreement, and the Escrow Agent has no duty to monitor or enforce compliance with this section, including, but not limited to, determining whether or not the Escrow Shares to be released are still subject to divestment or repurchase.

             (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.3(d) hereof unless and until the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Parent Common Stock from the Escrow Fund in accordance with Section 7.3(d) hereof; provided, however, that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

             (f) Escrow Agent's Duties

                 (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Representative (and which are acceptable to the Escrow Agent), and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.

                 (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall be fully protected and shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                 (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                 (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                 (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any person or entity for damages, losses, liabilities, penalties, claims, settlements, judgments, costs or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent (each as may be finally determined by a court of competent jurisdiction). Any liability of the Escrow Agent under this Agreement will be limited to the amount of fees paid to the Escrow Agent hereunder. The Escrow Agent shall not incur any liability for any action taken, suffered or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent's duties under this Agreement and shall be fully protected and shall incur no liability with respect to any action taken, suffered, or omitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                 (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                 (vii) The parties (other than the Escrow Agent) and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, penalties, claims, settlements, judgments, costs or expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent. The indemnity provided herein shall survive the termination of this Agreement and the termination and expiration of the Escrow Fund. The costs and expenses of enforcing this right of indemnification shall be paid by the Parent.

                 (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty
(30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Washington or to petition a court of competent jurisdiction to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

             (g) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms (which modification is consented to by the Escrow Agent), or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

             (h) Consequential Damages. Anything to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

             (i) Successor Escrow Agents. Any person into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any person to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

         7.4 Shareholder Representative.

             (a) Each of the Shareholders hereby appoints Boris Jerkunica, his agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Shareholders, to give and receive notices and communications, to authorize payment to Parent of shares of Parent Common Stock and/or cash from the Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent and the Escrow Agent; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders.

             (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as the Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. After all claims for Losses by Parent set forth in Officer's Certificates delivered to the Escrow Agent and the Shareholder Representative has been satisfied, or reserved against, the Shareholder Representative, with the consent of the majority in interest in the Escrow Fund, may recover from the Escrow Fund at the end of the Escrow Period payments not yet paid for any expenses incurred in connection with the Shareholder Representative's representation hereby.

             (c) A decision, act, consent or instruction of the Shareholder Representative pursuant to this Agreement shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. In addition, the Shareholder Representative, with the written concurrence of Messrs. Hill and Dancu, may agree to the amendment, extension or waiver of this Agreement pursuant to Sections 8.1 and 8.2 hereof. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

             (d) Subject to Parent's prior claims for indemnification against the Escrow Fund, the Shareholder Representative shall be entitled to receive payment for its reasonable and documented expenses therefrom, prior to any payments to the Shareholders.


                                  ARTICLE VIII
                              AMENDMENT AND WAIVER

         8.1 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub, Company, Shareholder Representative and Messrs. Hill, Dancu, and to the extent the rights, duties, indemnities or obligations of the Escrow Agent are affected thereby, the Escrow Agent.

         8.2 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.


                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, next day delivery, or sent via telecopy (receipt confirmed) (provided a confirmation copy is also delivered by U.S. mail, postage prepaid) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

             (a) if to Parent or Merger Sub, to:

                     RealNetworks, Inc.

                     2601 Elliott Avenue, Suite 1000
                     Seattle, Washington 98121
                     Attention: General Counsel
                     Telecopy No.: (206) 674-2695

                     with a copy to:

                     Wilson Sonsini Goodrich & Rosati
                     Professional Corporation
                     5300 Carillon Point
                     Kirkland, Washington 98033
                     Attention:  Patrick Schultheis
                     and to
                     Wilson Sonsini Goodrich & Rosati
                     Professional Corporation
                     Spear Street Tower
                     One Market Street
                     San Francisco, California 94105
                     Attention: Steve Camahort
                     Telecopy No.:(650) 493-6811

             (b) if to Company or the Shareholder Representative to:

                     Boris Jerkunica
                     NetZip, Inc.
                     100 Galleria Parkway

                     Atlanta, Georgia 30339
                     Attention: Boris Jerkunica
                     Telecopy No.: (770) 541-1700

                     with a copy to:

                     Morris, Manning & Martin, LLP
                     1600 Atlanta Financial Center
                     3343 Peachtree Road NE
                     Atlanta, Georgia 30326
                     Attention:  Charles R. Beaudrot, Esq.
                     Telecopy No. (404) 365-9532

             (c) if to the Escrow Agent, to:

                     ChaseMellon Shareholder Services, L.L.C.

                     520 Pike Street
                     Suite 1220
                     Seattle, Washington 98101
                     Attention:  Relationship Manager
                     Telecopy No.: (206) 674-3059


         9.2 Interpretation; Definitions.

             (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

             (b) For purposes of this Agreement:

                 (i) the term "KNOWLEDGE" means (A) with respect to the Company or the Principal Shareholders means the knowledge of Messrs. Dancu, Jerkunica, Hill, Knaack, Hadaway and Daley after reasonable inquiry; and (B) with respect to any other party hereto, with respect to any matter in question, knowledge of the executive officers of such party after reasonable inquiry;

                 (ii) the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such entity and its subsidiaries taken as a whole; provided, however, that in no event shall a decrease in such entity's stock price or the failure to meet or exceed Wall Street research analysts' in and of itself constitute a Material Adverse Effect;

                 (iii) the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

                 (iv) the term "ORDINARY COURSE OF BUSINESS" shall mean an action taken by a person only if: (A) such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person; (B) such action is not required to be authorized by the board of directors of such person (or by any Person or group of persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such person; and (C) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any person or group of persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person;

                 (v) the term "AFFILIATE" of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person.

         9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

         9.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.7 Governing Law. Except to the extent mandatorily governed by Georgia Law, this Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that all provisions regarding the rights, duties and obligations of the Escrow Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

         9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.



                                      *****

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


REALNETWORKS, INC.                            PRINCIPAL SHAREHOLDERS:


By:_____________________________________      __________________________________

Name:___________________________________      __________________________________

Title:__________________________________      __________________________________

VARSITY ACQUISITION CORP.


By:_____________________________________

Name:___________________________________

Title:__________________________________

NETZIP, INC.


By:_____________________________________

Name:___________________________________

Title:__________________________________



SHAREHOLDER REPRESENTATIVE:


________________________________________
Boris Jerkunica


ESCROW AGENT:

CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


By: ____________________________________
    Name:
    Title: